Exhibit 4.2
                             Articles of Association
                                       of
            Wholly Foreign-owned Goldenway Nanjing Garments Co., Ltd.
                           Amended on December 8, 2004


Chapter 1       General Provisions
Chapter 2       Objectives, Scope and Scale of Production and Business
Chapter 3       Total Investment Amount and the Registered Capital
Chapter 4       Board of Directors
Chapter 5       Business Management Office
Chapter 6       Legal Representative of the Company
Chapter 7       Taxation, Finance and Foreign Exchange Management
Chapter 8       Distribution of Profits
Chapter 9       Labor Management
Chapter 10      Trade Union
Chapter 11      Duration, Dissolution and Liquidation
Chapter 12      Rules and Regulations
Chapter 13      Supplementary Provisions


Chapter 1 General Provisions

Article 1
In accordance with Law of the People's Republic of China on Foreign-Capital Enterprises and other relevant Chinese laws and regulations, Perfect Dream Limited, a corporation organized under the laws of British Virgin Islands (the "Perfect Dream") intends to set up Goldenway Nanjing Garments Co, Ltd.
(hereinafter referred to as the Company), an exclusively foreign-owned enterprise, in Jiangning Economic-Technological Development Area of Nanjing city, the People's Republic of China. For this purpose, these Articles of Association hereunder are worked out.

Article 2
The name of the Company in Chinese is _________.
The name of the Company in English is Goldenway Nanjing Garments Co, Ltd.
The  legal  address  of  the  Company  is  at  No.2,   Jinger  Road,   Jiangning
Economic-Technological Development Area, Nanjing city, PRC.

Article 3
The investing party is registered in accordance with the laws of British Virgin Islands



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The legal name of the investing party is Perfect Dream Limited

Its legal address is: Akara Bldg, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.

Its legal representative: Name Kang Yi Hua ; Nationality: China;

Position: President.

Article 4
The organization form of the Company is a limited liability Company. The investing party is liable to the Company within the limit of its capital subscription, and the Company shall assume external liabilities with all of its assets.

Article 5
The Company is under the governance and protection of Chinese laws and its activities must comply with the stipulations of the Chinese laws, decrees and relevant regulations and shall not damage the public interests of China.

        Chapter 2 Objectives, Scope and Scale of Production and Business

Article 6
The objective of the Company is to produce and sell all kinds of clothes, develop new products, and sharpen competitive edge in the world market in product quality and price by adopting advanced and applicable technology and scientific management methods, so as to raise economic results and ensure satisfactory economic benefits for the investing party.

Article 7
The business scope of the Company is: produce and sell all kinds of clothes and accessories, all the products for the overseas market.

Article 8
The production scale of the Company after being put into operation is over 2,500,000 pieces per year.

Article 9
The Company is responsible for the sales of the products to domestic and overseas markets.

          Chapter 3 Total Investment Amount and the Registered Capital

Article 10
The amount of total investment of the Company is USD 25,000,000; The registered capital is USD 20,000,000.


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Article 11
The contribution of the Company are:
Subscribed Capital: USD 20,000,000; accounting for 100% of the registered capital. Paying off all the capital within three years upon the issuance of business license. The capital contribution of each party shall be converted according to the current numeraire exchange rate of 'State Administration of Foreign Trade.


Article 12
The investing party shall contribute the registered capital compliance with the contract.


Article 13
After the capital contribution of the Company to any installment, the Company shall engage certified public accountants registered in China to verify the capital and present a report on the verification of capital. The contents of the capital verfication include the name of the Company, the date of establishment, the name of the investing party, the number and date of capital contribution and the date of the issuance of the certificate of capital contribution and so on.

Article 14
The increase of the registered capital shall be unanimously agreed by the investing party, and approved by the foreign trade and economic cooperation bureau of Jiangning district , Nanjing city.

Article 15
The increase and transfer of the registered capital of the Company shall, after being unanimously agreed by the Board of Directors, be submitted to the foreign trade and economic cooperation bureau of Jiangning district , Nanjing city for approval and go through alteration formalities with the administrative department of industry and commerce of Jiangning district, Nanjing city.



                          Chapter 4 Board of Directors

Article 16
The Company shall set up the Board of Directors, which shall be the highest authority of the Company.


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Article 17
The Board of Directors is composed of 5 directors. The members of the Board shall be appointed by the investing party. The term of office for the directors, is four years, and their term of office may be renewed

Article 18
The board of directors shall set up one chairperson. The Chairperson shall be appointed by the investing party.

Article 19
The board of directors shall decide on all major issues concerning the Company as follows:

1) the major issues submitted by the general manager( such as the production plan, the annual business report, the financing, the loans and so on);
2) the annual financial statements, the budget of income and expenses, the distribution plan of income per year;
3) the major rules and regulations;
4) the establishment of the branch offices;
5) amendments of the articles of association of the Company;
6) the appointment of the general manager, the deputy general manager, the general engineer, the general accountant, the auditor and other senior managers;
7) the termination and liquidation on the expiration of the Company ;
8) other major issues decided by the board of directors.


Article 20
The investing party shall inform the board of directors in written notice of the appointment and the replacement of the directors.


Article 21
The Board of Directors shall convene at least one meeting every year. The chairperson may convene an interim meeting based on a proposal made by more than one third of the total number of directors.


Article 22
The board meeting shall principally be held in the place of the Company.


Article 23
The board meeting shall be presided by the chairperson.The chairperson shall entrust other representatives to convene the meeting upon his absence.


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Article 24
The chairperson shall inform every directors in written notice of the meeting subjects, time and the place before twenty days.


Article 25
The Board meeting shall not be held legally without the attendance of more than two thirds of directors. Each director has one vote.

Article 26
In case a director cannot attend the Board meeting, he/she should issue a letter of attorney entrusting other person to attend the Board meeting and vote on his/her behalf. Should he/she not attend or entrust other person to attend the Board meeting in due course, he/she shall be deemed to waive his/her right. The board of directors can convene a special meeting without the legal attendance of the meeting. Being unanimously agreed by the directors present at the meeting, the board of directors still can decide on the major issues of the Company.

Article 27
Each Board meeting shall have detailed minutes, which shall be signed by all the directors present at the meeting. The meeting minutes shall be put on file of the Company for future reference.

Article 28
Unanimous approval of all the directors present to the Board meeting shall be required for any decisions concerning the following issues:

1. modification of the Articles of Association of the Company;
2. termination or dissolution of the Company;
3. termination or dissolution or the liquidation on the expiration of the Company
4. readjustment of registered capital of the Company;
5. merger of the Company with other economic organizations and other issues
6. major reports submitted by the general manger (production plan, business report ,the financing report etc)
7. annual financial statements, budget of balance, the distribution plan of income. Other issues can be passed by the decisions of simple majority.


                      Chapter 5 Business Management Office

Article 29
The Company shall set up business management office, including engineering and technology, finance, sales and general manager office and other departments


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Article 30
The Company exercises general manager responsibility system, with one general manager and one deputy general manager to be engaged by the Board of Directors.

Article 31
The general manager is directly responsible to the Board of Directors and shall carry out the various decisions of the Board and organize and guide the overall production of the Company. The deputy general managers shall assist the general manager in his/her work. The general manager shall entrust the deputy general manager to exercise his post upon his absence.

Article 32
The decision on major issues in the daily work of the Company shall not be in effect without the co-signing by the general manager and deputy general manager. The issues needed co-signing shall be decided by the board of directors.


Article 33
The term of office of the general manager and deputy general manager shall be four years, and engaged by the board of directors, and can be renewed.

Article 34
The chairperson and the directors can exercise the general manger,or deputy general manager or other senior mangers of the Company by the engagement of the board of directors.

Article35
The general manager or the deputy general manager can not assume another general manager or the deputy general manager or other senior managers in the other economic organizations. Nor can they attend the business competition with the Company by the side of other economic organizations.

Article36
The Company shall set up one general engineer, one general accountant and one auditor respectively whom shall be engaged by the board of directors.


Article37
The general engineer, the general accountant and the auditor shall work under the leadership of the general manager.
The general accountant is responsible for the accounting of the Company, and organizes the overall economic examination, and carries out the economic responsibility system.
The general auditor is responsible for the finance auditing, checking the balance and the accounts of the Company.


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Article38
The general manager, the deputy general manager, the general engineer, the general accountant, the general auditor and other senior managers shall submit a formal report before they apply for resignation. The above staff may be dismissed at anytime upon the decision of the board of directors in any case of jobbery or malpractice. Or be prosecuted upon crime.


                         Chapter 6 Legal Representative

Article 39

The chairperson of the Board is the legal representative of the Company.

Article 40

The  chairperson  can  temporarily  authorize  the  vice-chairperson,any   other
director, general manager or deputy general manager to negotiate and sign the documents outside.



           Chapter 7 Taxation, Finance and Foreign Exchange Management

Article 41
The Company shall pay various items of taxes in accordance with relevant Chinese laws and stipulations on taxation.

Article 42
The fiscal year of the Company shall be from January 1 to December 31 of each Gregorian calendar year.

Article 43
All accounting vouchers, account books and statements shall be written in Chinese.

Article 44
The Company shall use RMB bookkeeping. Conversion of RMB with other currencies shall be calculated on the basis of middle rate promulgated by the State Administration of Foreign Exchange on the day of arising.

Article 45
The Company shall open a foreign currency account and a RMB account in the bank of China or other banks.



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Article 46
The Company shall, according to international practice, adopt accrual accounting system and debit-credit book-keeping method.

Article 47
The account books of the Company shall be recorded as follows: 1)all the cash-in and cash-out of the Company; 2)all the sales of products and purchases of the Company; 3)the registered capital and liabilities of the Company; 4) the accruement ,transfer and the contribution time of the registered capital.


Article 48
In the first 3 months of each fiscal year, the financial department shall prepare the previous year's balance sheet and profit and loss statement. After signing by the auditor, they should be submitted to the Board of Directors for examination and approval.

Article 49
The investing party has the right to hire the auditor to check and examine the financial books of the Company. The Company shall provide convenience.

Article 50
The Board of Director decide on the discount year term of the fixed assets according to Income Tax Law of the People's Republic of China for Enterprises with Foreign Investment and Foreign Enterprises

Article 51
The foreign exchange issues of the Company shall be handled in accordance with Provisional Regulations for Exchange Control of the People's Republic Of China

                        Chapter 8 Distribution of Profits

Article 52
The Company shall set aside allocations for reserve funds, expansion funds of the Company and welfare funds and bonuses for staff and workers from the after-income-tax profits. The specific proportion of allocations shall be decided by the Board of Directors

 Article 53
The remaining profits after payment of Company income tax and allocation of various funds shall be distributed to the investing party except for the other decisions made by the Board of Directors.



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Article 54
The profits of the Company shall be distributed annually, In three months of after every fiscal year the profit distribution plan and the distributed amount shall be announced.

Article 55
The profits of the Company shall be distributed annually and no profits shall be distributed should the losses in the previous years not be covered. The undistributed profits in the past fiscal years can be distributed together with the distributable profits in the current fiscal year.

                           Chapter 9 Labor Management

Article 56
Such issues of the Company as recruitment, employment, dismissal, resignation, welfare, labor protection and labor discipline shall be handled in accordance with Labor Management Regulation of the People's Republic of China for Enterprises with Foreign Investment The Company shall not employ child labor.

Article 57
The employees required by the company can be recommended by the local labor administration authority, or recruited by the Company after the consent of the local labor administration authority. All the employees need pass the exam and the best candidates can be recruited.

Article58
The Company has the power to impose punishment such as disciplinary warning, demerit recording, wage reduction and even dismissal in case of grave misconduct on the staff members and workers violating the rules, regulations and labor discipline of the Company. Dismissal of staff member or worker shall be filed with the local labor administration authority.

Article 59
The wages and remuneration of the staff members and workers of the Company shall be decided by the Board of Directors in accordance with relevant stipulations in China and according to the situation of the Company and shall be specifically stipulated in the labor contract.

Article 60
The welfare, the bonus,the labor protection and the insurance shall be decided on the relevant regulations, to safeguard the production and work in the natural circumstance.


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                             Chapter 10 Trade Union

Article 61
The staff members and workers of the Company have the right to set up trade union organization and carry out trade union activities in accordance with the provisions of Trade Union Law of the People's Republic of China.

Article 62
The trade union of the Company represents the interests of the staff members and workers. It plays the following roles:
safeguarding the lawful rights and interests of staff members and workers according to law, assisting the Company in proper allocation and utilization of employee welfare and bonus fund, organizing the staff members and workers to study politics, science, technology and professional knowledge and carry out recreational and physical activities, educating the staff members and workers to observe labor discipline and strive to fulfill the various economic targets of the Company.

Article 63

The trade union of the Company can, on behalf of the staff members and workers, enter into collective labor contract with the Company and supervise the performance of the labor contract.

Article 64
When the Company study and decide on the issues relating to staff members and workers such as reward and punishment, wage system, welfare, labor protection and insurance, the representatives of the trade union have the right to attend the meeting The Company shall listen to the opinions of the trade union and seek cooperation from the trade union.

Article 65
The trade union of the Company shall take part in the intermediation of the disputes between the staff members and workers and the Company.

Article 66
The Company shall allocate on a monthly basis 2% of the actually paid wages of the staff members and workers as its trade union fund, which shall be used by its trade union in accordance with the measures of All-China Association of Trade Union on the management of trade union fund.

                Chapter 11 Duration, Dissolution and Liquidation

Article 67
The operating period of the Company is 30 years and shall start from the date on which the business license of the Company is issued.

Article 68
Should the investing party decide to extend the operating period, it shall submit a written application to the Foreign Trade and Economic Cooperation Bureau of Jiangninggning District of Nanjing City at least 6 months prior to the expiry date of the operating period. The duration can be extended upon the approval of the examination and approval authority and completion of registration formalities in the Administration of Industry and Commerce of Jiangning District , Nanjing City.

Article 69
On unanimous conclusion that the termination of the Company is for the best interest of the investing party, the investing party has the legal right to close the Company ahead of time. The termination of the Company shall be decided by the board of directors, and submit to and get the approval of the Foreign Trade and Economic Cooperation Bureau of Jiangninggning District of Nanjing City

Article 70

The Board of Directors can decide to terminate the Company ahead of time due to the following reasons:
1.  The expiration of the operating period
2.  Heavy losses due to mismanagement; unable to go on business
3. Unable to go on business due to the violation of the contracts and articles of association of the Company.
4. Unable to go on business due to heavy losses caused by force majeure such as natural disaster and war;
5. Unable to achieve the operation objectives due to the great change of the business situation, and no need for the existence and no future for the development;
Upon the requirement of termination of the contract by any party, the board of directors shall convene a meeting to make a decision immediately.

Article 71
Upon the expiration or termination of the operating period of the Company, the Board of Directors shall formulate liquidation procedures and principles and organize a liquidation committee to conduct liquidation on the estate of the Company.

Article 72
The role of the liquidation committee is to check up completely the assets, creditor's rights and liabilities of the Company, prepare balance sheet and statement of assets, formulate liquidation scheme and implement this scheme after the board of directors pass it.

Article 73
During the period of liquidation, the liquidation committee shall act as the legal representative of the Company in filing and responding to lawsuits.

Article 74
The liquidation expenses shall be paid in priority from the existing assets of the Company.

Article 75
After the liquidation of the Company is over, the remaining assets after liquidation of debts shall be distributed to the investing party.

Article 76
After the liquidation is over, the Company shall go through the formalities of registration cancellation with the administrative department of industry and commerce, hand in the business license for cancellation and announce the liquidation to the public.

Article 77
After the dissolution of the Company, all the account books should be kept by the investing party.

                        Chapter 12 Rules and Regulations

Article78

The Company shall formulate the following rules and regulations through the Board of Directors:
1. business management system, including the function and power and working procedure of the subordinate management departments;
2.  code of conduct for employees;
3.  labor and wage system;
4.  work attendance, promotion, reward and punishment system for employees;
5.  employee welfare system;
6.  financial system;
7.  liquidation procedure for liquidation of the Company;
8.  other necessary rules and regulations.


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                       Chapter 13 Supplementary Provisions

Chapter 79
The modification of the present Articles of Association must be passed unanimously on the board meeting, and submit to and get approval of the Foreign Trade and Economic Cooperation Bureau of Jiangninggning District of Nanjing City.

Article 80
The present Articles of Association shall be written in Chinese.

Article 81
The present Articles of Association will become valid only upon the approval of the Foreign Trade and Economic Cooperation Bureau of Jiangninggning District of Nanjing City The same applies to the amendment to these Articles of Association.

Article 82
The present Articles of Association is signed in Nanjing (place) on December 8th, 2004 (date) by the legal representative of the investing party or its authorized representative.



Legal representative of the Company or its authorized representative

Signature (stamp)


                                                December 8th, 2004